BY-LAWS

CHAPTER I

NAME, DOMICILE, CORPORATE PURPOSE, TERM AND NATIONALITY OF THE COMPANY

ARTICLE 1: CORPORATE NAME. The Company is a commercial company and its name is “SIERRA COMUNICACIONES GLOBALES” These name shall be followed by the words "SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE”, or its abbreviation S.A. DE C.V.

ARTICLE 2: DOMICILE. The corporate domicile shall be the municipality of Monterrey, Nuevo León, but it may establish branch offices or agencies in any other place within or outside the Mexican Republic, at it may also establish conventional domiciles under any agreements it may enter provided however, that it will not imply a change to its corporate domicile.

ARTICLE 3: CORPORATE PURPOSE. The Company has the following purpose:

a). To construct, install, keep and operate any type of goods or assets for the rendering of Telecommunication services, using for this purposes, own or leased means of transmission, both wired or wireless, optical or any other technology that could be developed in the future and to render the services that may be offered with such goods.

b). To acquire, lease, posses, transfer, exchange, use, dispose, transfer and encumber any kind of goods and assets for the rendering of Telecommunication Services.

c). To promote, incorporate, organize, exploit and take participation in the capital and patrimony of all kinds of commercial or civil companies, associations, industrial, commercial or service companies or of any other kind, both national and foreign, and to participate in their administration and liquidation.

d). To grant or receive guarantees and/or endorsements upon obligations acquired or received by the Company or even on account of third parties, either through the granting or reception of all kinds of in rem or personal guarantees, including, among others and without limitation, all kinds of mortgages, pledges, bonds, or exchange endorsements, as the case may be, as well as executing the sale or trust contribution in connection to all or a part of the property of the Company, or, as the case may be, acting as a joint and several debtor.

e). To execute all kinds of transactions of commercial commission and mediation in commercial affairs, as well as act as representative, agent or commission agent of any Mexican or foreign enterprise.

f). Counsel and consulting to individuals and entities, either national or foreign, on administrative matters and financial analysis of credit and investment products, either national or foreign, as well as in commercial matters and market development in regards to all kinds of goods and services, as well as represent on its own account or on account of third parties, before all sorts of entities or companies, all kinds of persons and/or commercial business, either national or foreign.

g) To acquire, sell, lease, possess, transfer exchange, use, dispose and encumber any kind of movable or real estate property, including in rem rights and personal rights on such property, which are necessary to fulfill the corporate purpose.

h). To grant or take loans with or without an in rem or a personal guarantee, as well as to actively or passively constitute, in rem rights and encumbrances in connection to the goods and rights of the Company and of third parties.

i). To obtain patents and invention certificates; register trademarks, trade names; acquire and sell all kinds of industrial and intellectual property rights and copyrights; as well as to receive and grant licenses and authorizations to use and exploit all kinds of industrial and intellectual property rights, and copyrights.

j). To obtain and grant licenses to use and exploit patents, invention certificates, industrial designs and models, trademarks, advertisements and trade names, copyrights, know-how rights and, generally, upon intellectual and industrial property rights, within or outside the territory of the Mexican United States.;

k). To obtain commissions, consignments and representations in connection to its corporate purpose.

l). The Company may establish agencies or branches at any place within the Mexican Republic or abroad, prior government authorization required.

m). The Company may execute and practice all other commercial acts which a Mexican commercial company can be legitimately endeavored to, pursuant to the Law.

n). In order to fulfill the above referred corporate purpose, the Company shall retrieve, as the case may be, the permits and authorizations of competent organisms and authorities that may be required.

ñ). To acquire, transfer or use all kinds of vehicles necessary or useful for the completion of the corporate purpose.

o). To acquire, draw, issue, accept, subscribe, endorse, secure and generally execute all sorts of legal acts on any debt security.

p). Generally, execute and carry out all sorts of civil or commercial acts and contracts which may be necessary on the ordinary course of the activity of the Company to fulfill its corporate purpose.

ARTICLE 4: TERM OF THE COMPANY. The terms of the company shall be of 99 ninety-nine years, as from its incorporation formalized herein.

ARTICLE 5. NATIONALITY OF THE COMPANY AND FOREIGNERS EXCLUSION CLAUSE. This Company has Mexican nationality, with foreigners exclusion clause and therefore it is hereby agreed with the Mexican Government, before the Ministry of Foreign Affairs, that no foreign individual or entity shall participate in the company, and neither Mexican companies with foreigners admission clause, provided that if any of the above were to be considered to have a right over shares of this Company, or the properties, rights, concessions, participations or interests owned by the Company, and the rights and obligations under the agreements in which the Company is a party, they will forfeit in the benefit of the Nation any interest in the company they may have acquired.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE 6: CAPITAL STOCK. The capital stock shall be variable. The minimum fixed capital stock or fixed portion of the capital stock without withdrawal right, is the amount of $50,000.00 (FIFTY THOUSAND PESOS 00/100 MEXICAN CURRENCY), represented by 50,000 (FIFTY THOUSAND) ordinary, nominative shares with par value of $1.00 (UN PESO 00/100 MEXICAN CURRENCY) each, totally subscribed and paid, which for the "A” series. The maximum capital stock or variable portion shall be unlimited and will be represented by shares of "B" or subsequent series as decided by the corresponding Shareholders’ Meeting.

The capital stock may be restructured if it favors the interests of the Company, transferring the portion of its fixed capital stock to the variable portion and of the variable portion to the fixed, provided that the minimum fixed capital stock of the Company is not reduced, executing the foregoing by means of an Ordinary Shareholders’ Meeting.

ARTICLE 7: INCREASES AND REDUCTIONS OF THE CAPITAL STOCK. The variable portion of the capital stock may be increased or reduced through an agreement of the General Ordinary Shareholders’ Meeting. Every increase or reduction of the minimum fixed capital stock shall be agreed by the General Extraordinary Shareholders’ Meeting. The General Shareholders’ Meeting authorizing the increases or reductions of the capital stock, will determine the terms and conditions for the execution thereof.

In the event of a capital stock increase, the shareholders of the Company will have a right of first refusal proportional to the number of shares they own, to subscribe the new shares to be issued, and such right shall be exercised, preferably, within the 15 days following to the date in which the resolution of the Shareholders’ Meeting in which the capital stock increase of the Company was agreed is published in the Official Gazette of the corporate domicile.

The capital stock reductions shall be made through the amortization of shares. The appointment of the shares to be subject to reduction will be made through the unanimous agreement of the shareholders, or otherwise through a drawing before a Notary Public or a Certified Public Broker.

Every increase or reduction of the capital stock shall be registered in the Registry Book carried by the Company for such purposes.

The shares representing the capital stock, shall be susceptible to be amortized with distributable profit pursuant to article 136 of the General Law of Commercial Companies and, as the case may be, as agreed by the Shareholders’ Meeting, shares with limited rights may be issued, in substitution thereof.

ARTICLE 8: SHARE CERTIFICATES. All of the shares, according to its corresponding series, shall grant equal rights and obligations to its holders. The interim certificates or titles representing the shares shall fulfill all of the requirements set forth on article 125 of the General Law of Commercial Companies and will include the Foreigners Clause contained on article five of these By-laws; they shall be signed by the President and the Secretary of the Board of

Directors of the Company or, as the case may be, by the Sole Administrator and the Statutory Auditor.

The titles of the shares shall be numbered according to each series and may represent one or several shares; they shall incorporate numbered coupons for the payment of dividends.

The Company shall replace the certificates or titles of shares that are damaged, mutilated or lost, upon request of the interested shareholder; however, the Company may request the relevant shareholder to comply with the respective provisions of the General Law of Negotiable Documents and Credit Transactions.

ARTICLE 9. TRANSFER OF SHARES.

Every transfer of shares shall be deemed as unconditional and without any reservation whatsoever against the Company. Consequently, such person who acquires one or many shares, will assume all of the rights and obligations of its assignor in connection to the Company.

Every person who has the character of shareholder of the Company, for such sole reason, accepts that in the event of selling the shares owned by him/her, grants a right of first refusal to the rest of the shareholders, according to the proportion of the shares held by them.

For such purposes, the shareholder who wishes to sell his/her shares, shall give written notice to the Board of Directors of the number of shares to be sold, the name of the person to which such shares will be sold, the price, and the payment conditions.

Within the 30 thirty days following to the date in which such notice is received, the Board of Directors shall give notice of the request for sale to the rest of the shareholders of the Company via telegram, certified mail with acknowledge of receipt, or any other trustworthy media, and shall grant a 30 thirty calendar day term following to the date in which such communication had been received by the shareholders, in order for them to express whether it is their wish to totally or partially exercise their right in connection to the shares offered.

The shareholders of the Company may exercise their right of first refusal at a price equivalent to the accounting value of the shares..

The rights of those shareholders who expressly waive to the above, or who do not exercise it within the 30 thirty days following to the aforementioned date, shall increase those shareholders who had expressed their wish to exercise such rights of first refusal through the Report.

In the event that the term for exercising the right of first refusal expires, and the Board had not received any written response from any of the shareholders as provided above, the Board of Directors, within the 10 ten following calendar days, shall give written notice to the transferor, who will be then entitle to dispose the shares as mentioned in the notice addressed to the Board of Directors within 30 thirty business days following to the date in which the notice from the Board of Directors had been received. : •

The notices, communications and notifications made to the shareholders under this article, shall be made to the addressed stated by such shareholders to the Company, and which are registered on the Registry Book of the Company.

ARTICLE 10: REGISTRY OF SHARES: The Company will have a registry of shares containing the name, nationality, address of the shareholder, and the identification of the shares owned, as well as the numbers, series, classes and other particular features. Likewise, it shall indicate the payments made.

The Company will recognize as the holder of the shares, the person who is so registered on such registry / for such purpose, will register upon request of any holder, the transferences made, which shall be recognized by the Company when they have been registered. :

The Company will consider each share as one and undividable. Should two or more persons own one share, such persons must appoint a common representative, who will exercise the rights conferred by the share, and will be the only person entitled to attend the Shareholders’ Meetings. In the event that a common representative is not appointed, the person which name is displayed in the first place on the registry book of shares shall be deemed as so.

CHAPTER III

GENERAL SHAREHOLDERS’ MEETINGS

ARTICLE 11: NATURE OF THE SHAREHOLDERS’ MEETINGS. The shareholders gathered at the General Shareholders’ Meeting constitute the supreme power of the Company. Their legally taken decisions are binding to all of the shareholders, even the absent and dissenting.

The resolutions taken outside the meeting, through the unanimous vote of those shareholders representing the total voting shares or pertaining to the relevant special category of shares, as the case may be, shall have for all legal purposes, the same validity they would have had if taken through a general or special meeting, respectively, provided that they are confirmed in writing.

ARTICLE 12: ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETINGS. The General Shareholders’ Meeting will be gathered at the corporate domicile, except for acts of God or force majeure; may be either Ordinary or Extraordinary; the former shall be gathered at least once a year, on the date appointed by the Board of Directors within the four months following to the closing of each corporate year, in order to address the topics described under article 181 one hundred and eighty-one of the General Law of Commercial Companies. The Extraordinary Shareholders’ Meetings shall be gather at any time in which they are called, in order to address the topics contained in article 182 one hundred and eighty-two of the General Law of Commercial Companies. The General Shareholders’ Meetings will be gathered upon request of the shareholders, pursuant to articles 284 one hundred and eighty-four and 185 one hundred and eighty-five of the General Law of Commercial Companies.

ARTICLE 13: CALLS. The calls for the General Shareholders’ Meetings shall be made by the Board of Directors, or by the Statutory Auditor(s), pursuant to articles 186 one hundred and eighty-six and 187 one hundred and eighty-seven of the General Law of Commercial Companies. The calls for the General Shareholders’ Meetings shall be published at least 15 fifteen days in advance to the date in which the Shareholders’ Meeting shall be gathered. If all of the shares were represented, the Shareholders’ Meeting may be effective with no previous call.

ARTICLE 14: AGENDA. During the General Shareholders’ Meetings, only the topics comprised in the Agenda established by the caller for such purposes, shall be addressed.

ARTICLE 15: ATTENDANCE TO MEETINGS. In order to attend the Shareholders’ Meetings and take part of them, the shareholders must deposit their shares at the Secretary of the Company, or any Credit Institution within the Mexican Republic or abroad. When such deposit is made at a Credit Institution, the Institution receiving such deposit may issue the corresponding certificate, or give notice through letter or telefax to the Secretary of the Company, of the constitution of the deposit and the name of the person to which the depositor has granted the possession. The deposit of the relevant shares or certificates of deposit, or, as the case may be, the notice of the Credit Institution, shall be received by the Secretary of the Company no later than the business day prior to the gathering of the Shareholders’ Meeting. The Secretary will issue a record evidencing the capacity of the shareholder and the number of shares represented. Such record will be exhibited at the Shareholders’ Meeting. The deposited shares or relevant certificates, will only be returned to the shareholders once the Shareholders’ Meeting has concluded and upon delivery of the record issued by the Secretary.

ARTICLE 16: REPRESENTATION DURING SHAREHOLDERS’ MEETINGS. Every shareholder is entitled to attend the Shareholders’ Meetings, either personally or through General or Special Representative, and a simple power of attorney shall be sufficient to evidence such representation The Directors and Statutory Auditors of the Company may not be representatives. The legitimate representatives, tutors, executors and liquidators, may attend to the Shareholders’ Meetings on behalf of their principal.

ARTICLE 17: INSTALLATION QUORUM. The General Ordinary Shareholders’ Meeting will be deemed as legitimately installed by virtue of the first call, if the shareholders representing at least 51% of the capital stock attend. In the event of a second call, the General Ordinary Shareholders’ Meeting will be legitimately installed with the representation of any number of shares. The Extraordinary Shareholders’ Meeting will be deemed as legitimately installed by virtue of the first call if the shareholders representing at least 75% seventy-five percent of the shares attend; in the event of a second call, the Shareholders’ Meeting will be legitimately install if the attending shareholders represent at least 51% fifty-one percent of the capital stock.

ARTICLE 18: PROGRESS OF THE SHAREHOLDERS’ MEETING. The Shareholders’ Meeting hall be presided by the President of the Board of Directors, as the case may be; otherwise, the Shareholders’ Meeting will be presided by the shareholder appointed by the attenders. The Secretary of the Shareholders’ Meeting will be the person appointed by the majority of the attenders. The President shall appoint as Scrutinizers, two of the attending shareholders which will certify the attending quorum. The voting may be economic.

ARTICLE 19: VOTING QUORUM. During the Shareholders’ Meetings, each share shall grant the right to one vote. During the Ordinary Shareholders’ Meetings, the resolutions will be valid through the agreement of the votes representing the majority of the shareholders. In case of an Extraordinary Shareholders’ Meeting, the decisions will be taken by the favorable vote of the number of shares representing the majority of the capital stock.

The Directors and Statutory Auditors of the Company may not vote on the deliberations in connection to the approval of the financial statements referred to on articles 166 one hundred and sixty-six, fraction IV, 172 one hundred and seventy-two of the General Law of Commercial Companies. The shareholders bearing an interest on any specific transaction, either on their own account or on account of a third party, which may be contrary to the Company, may not vote in the relevant deliberations.

ARTICLE 20: SHAREHOLDERS’ MEETING MINUTES. A minute of the complete Shareholders’ Meeting shall be recorded and kept in the corresponding book; when, under any circumstance, it is impossible to keep a minute of a Shareholders’ Meeting in the corresponding book, it shall be formalized before a Notary Public. All of the minutes must be signed by the President, the Secretary and the Scrutinizers, as well as by the attending Statutory Auditors. The documents evidencing that the calls have been made under the terms of these By-laws, shall be attached to the Minutes.

ARTICLE 21: SUSPENSION OF THE SHAREHOLDERS’ MEETING. If, for any reason, all the topics included the Agenda could not be addressed on the date established on the call for the Shareholders’ Meeting to occur, such meeting may continue to review the rest of the topics in the Agenda, on the date in which the decision to suspend the Meeting was made, without requiring a new call.

CHAPTER IV

ADMINISTRATION OF THE COMPANY.

ARTICLE 22: ADMINISTRATION ORGAN. The direction and administration of the Company shall be borne by a Board of Directors constituted by the number of members determined by the relevant Shareholders’ Meeting

The Shareholders’ Meeting will decide whether to appoint or not substitute Board Members in order to substitute the owner Board Members during a temporary or permanent absence of the latter.

The Board Members will occupy their position for one year, and may be reelected; once they have assumed their positions, they will validly continue in charge until replaced by their successors.

ARTICLE 23: ELECTION AND PAYMENT OF THE ADMINISTRATION ORGAN. The appointment of the Board Members will be made by the General Shareholders’ Meeting; in the event that the Board of Directors is constituted by three or more members, the shareholder(s) owning at least twenty-five of the shares representing the capital stock, shall be entitled to name an owner Board Member and, as the case may be, the relevant substitute.

The Board Members will receive the consideration agreed at the appointing General Shareholders’ Meeting.

ARTICLE 24: APPOINTMENTS WITHIN THE BOARD. The Shareholders’ Meeting shall appoint, from the members of the Board of Directors, the persons serving as President and Secretary. The Secretary of the Board may be or not one of the Board Members. The temporary absences of the President shall be covered by the following Board Member, and those of the Secretary, through an agreement of the Board Members.

The President of the Board of Directors shall procure the compliance with these by-laws, of the regulations of the Company, and of the duly execution of the resolutions of the Shareholders’ Meeting and the Board.

ARTICLE 25: OPERATION OF THE BOARD OF DIRECTORS. The Board shall be called at least once a month by the President, the Secretary or by two members, by mail, telegram or any other media ensuring that the members of the Board receive the relevant call at least ten days in advance to the date appointed for the session to take place; however, if all of the owner Board Members, or otherwise, their substitutes, were present, the session of the Board will be deemed as legally constituted, even when the requirement of the call had not been fulfilled.

The resolutions made out a Board’s session, by the unanimous vote of the members thereof shall have, for all legal purposes, equal validity as if taken during a Board’s session, provided that they are confirmed in writing.

ARTICLE 26: INSTALLING AND VOTING ON THE BOARD OF DIRECTORS. In order for a session of the Board of Directors to be deemed as legally constituted, at least the majority of the owner Board Members shall attend, or otherwise, their respective substitutes.

The decisions will be deemed legally made when made by at least the majority of the owner Board Members, or otherwise by their respective substitutes. In the event of a tie, the President of the Board of Directors will provide the deciding vote.

A minute shall be recorded in connection to every session, and will be authorized at least by the President and the Secretary of the relevant session.

ARTICLE 27: AUTHORITIES OF THE ADMINISTRATION ORGAN. The Board of Directors shall have the following authority and authorities:

a). GENERAL POWER OF ATTORNEY FOR LAWSUITS AND COLLECTIONS, to represent the company with all the general and special authority requiring a special clause pursuant to the Law without limitation in terms of the first paragraph of article 2448 two thousand four hundred and forty-eight and 2481 two thousand four hundred and eighty-one of the Civil Code in force in the State of Nuevo León and their corresponding 2554 two thousand five hundred and fifty-four and 2587 two thousand five hundred and eighty-seven of the Federal Civil Code, and the relevant articles in the rest of the States of the Mexican Republic. Consequently, the Board of Directors or Sole Administrators have the authority to represent the Company before all kinds of individuals, entities and before all kinds of Authorities of any jurisdiction, either judicial (Civil or Criminal), Administrative or Labor, both federal and local, throughout the whole Mexican Republic, during a trial or not; the Mexican Institute of Social Security, INFONAVIT; file all kinds of lawsuits on Civil, Criminal, and Labor matters, including Amparo lawsuit; follow all procedures thereof and relinquish them; file actions against interim and definitive acts; consent the favorable acts and request the reversal of opposite rulings; responding to lawsuits filed against the Company; drafting and filing quarrels, complaints and accusations, and cooperate with the Public Prosecutor within criminal processes, in which the Company may be constituted as a civil party, and granting absolutions whenever the case merits it; recognize signatures, documents and accuse as false such documents filed by the opposing party; provide witnesses, attend the cross-examinations of the opposing party, provide replication and statement, subject to arbitration, and disqualify Magistrates, Judges and other judiciary and administrative officers, with a cause, without a cause or under oath of Law, appoint experts.

b). On the labor trials, shall have the LEGAL REPRESENTATION referred to on articles 11 eleven, 694 six hundred and ninety-four, 695 six hundred and ninety-five, 786 seven hundred and eighty-six, 876 six hundred and seventy-six, fractions I and VI, 899 eight hundred and ninety-nine, in connection to the applicable portion of the provisions of chapters XII and XVII of Title Fourteen, all of them pertaining to the Federal Labor Law in force, with the authorities, obligations and rights in matters of capacity referred to on such legal provisions. Consequently, the person appointed by the Board of Directors or the Sole Administrator, may appear in representation of the Company, before a labor trial and bearing all of the authorities and authorities mentioned on sections a), c), d), e), f) g) and h) of this article, as applicable, and may also, on behalf of the Company, provide replication and statement, compromise or settle with the opposing party, binding the Company to the terms agreed; may concur in representation of the Company to the Conciliatory Hearing, Lawsuit and Defenses, and Rendering and Admission of Evidence, with the broadest authorities, and the Company shall ratify all of the actions of the Delegate during the Hearing.

the GENERAL POWER OF ATTORNEY FOR LABOR ADMINISTRATION ACTS, in terms of Article 11 eleven of the Federal Labor Law, in terms of the second paragraph of Article 2554 two thousand five hundred and fifty-four of the Federal Civil Code and correspondent articles of the Codes pertaining to the rest of the States of the Republic; setting as a limitation to the mandate herein that it may only be exercised before the Labor and Social Services Authorities mentioned on Article 523 five hundred and twenty-three of the Federal Labor Law, conferring the broadest authorities set in law to intervene in representation of the Company on the conciliatory hearing referred to on 876 eight hundred and seventy-six of the Federal Labor Law, having enough authorities to propose conciliatory settlements, to make decisions and to subscribe covenants pursuant to the aforementioned legal provision; if necessary, it may intervene with the broadest authorities during the lawsuit and defenses stage described under Article 878 eight hundred and seventy-eight of the Federal Labor Law, provided that the Board of Directors or the Sole Administrator may intervene during the conciliatory stage, before both the Federal and Local Labor Conciliation Boards, also, they may confess on behalf of the Company in terms of Article 866 eight hundred and sixty-six of the Federal Labor Law, and, generally, act in their capacity of administrators of the Company on all kinds of Labor trials before any of the authorities mentioned on Article 523 five hundred and twenty-three of the Federal Labor Law.

d). GENERAL POWER OF ATTORNEY FOR ACTS OF ADMINISTRATION, with all the general and special administrative authorities requiring a special clause pursuant to the Law, in terms of the second paragraph of article 2448 two thousand four hundred and forty-eight of the Civil Code of the State of Nuevo León and its corresponding 2554 two thousand five hundred and fifty-four of the Federal Civil Code.

e). GENERAL POWER OF ATTORNEY FOR ACTS OF OWNERSHIP, with all the general and special administrative authorities requiring a special clause pursuant to the Law, in terms of the second paragraph of article 2448 two thousand four hundred and forty-eight of the Civil Code of the State of Nuevo León and its corresponding 2554 two thousand five hundred and fifty-four of the Federal Civil Code.

f). GENERAL POWER OF ATTORNEY FOR COMMERCIAL MATTERS. With the authority to issue, grant, subscribe, accept, validate, draw, endorse and assign all sort of negotiable documents pursuant to article 9 nine and 85 eighty-five of the General Law of Negotiable Documents and Credit Transactions.

g). ADMINISTRATIVE AUTHORITIES FOR TAX MATTERS. Administration Authorities to represent the Company before any Tax Authority, either Federal, Local or Municipal, in such way that they may sign the public or private documents required during the exercise of the mandate, attend revisions or inspections of any kind, audits, domiciliary visits, file appeals, unconformity appeals, file and receive tax refunds, sign receipts, agreements, consents and any other necessary documents, also the Board of Directors or Sole Administration shall have the rest of the judicial or administrative authorities required.,

h). AUTHORITY TO DELEGATE OR SUBSTITUTE POWERS OF ATTORNEY, with authorities to grant, on behalf of the Company, all sorts of general of special powers of attorney with or without substitution authorities and to revoke ones or the others.

i). Execute the agreements made on the Shareholders’ Meeting.

j). Determine the topics to be addressed on the Shareholders’ Meetings and have the topics they deem pertinent included on the Agendas of the Shareholders’ Meetings which were not called by them.

k). Create internal regulations.

I). Determine the time, places and terms for the payments of dividends decreed by the Shareholders’ Meetings.

m). Authority to appoint the directors, representative, managers and employees of the Company, to whom they must explain their duties, obligations and considerations, as well as the guarantees to be provided by them in order to fulfill their functions.

n). Open and cancel bank accounts on behalf of the Company, make transfers, draw funds against them and authorize the person(s) to make transfers and draw funds against the same.

ñ). At their sole responsibility, they shall annually present to the Shareholders’ Meeting a Financial Report including at least the points set forth on Article 172 one hundred and seventy-two of the General Law of Commercial Companies. This Report and the report of the Statutory Auditors shall be completed and available to the Shareholders at least 15 days in advance to the date of the Shareholders’ Meeting for its discussion.

o). The rest of the authorities and authorities established in these Corporate by-laws o General Law of Commercial Companies.

ARTICLE 28: GUARANTEE FOR EXERCISING THE POSITION. The Board Members, or as the case may be, the Managers, are obliged to provide a guarantee to secure the responsibilities that they could assume during the performance of their mandate, if it is so established by the corresponding meeting.

CHAPTER V

SURVEILLANCE OF THE COMPANY

ARTICLE 29: STATUTORY AUDITORS. The surveillance of the corporate transactions will be in charge of one or more Statutory Auditors, which will be appointed by the General Shareholders’ Meeting. The relevant Shareholders’ will decide whether to appoint or not substitute Statutory Auditor or Statutory Auditors sin order to substitute the owners during their temporary or permanent absences.

The Statutory Auditors will occupy their position for one year, and may be reelected; once they have assumed their position, they will validly continue in charge until replaced by their successors.

The Statutory Auditor will receive the consideration agreed by the appointing General Shareholders’ Meeting.

ARTICLE 30: GUARANTEE FOR THE STATUTORY AUDITOR. The Statutory Auditor(s) are obliged to provide a guarantee to secure the responsibilities that they could assume during the performance of their mandate, if it is so established by the corresponding meeting.

ARTICLE 31: IMPEDIMENTS TO APPOINT THE STATUTORY AUDITOR. The following persons may not be Statutory Auditors: employees of the Company, employees of such companies that are shareholders of the Company over a twenty-five percent of the capital stock, or the companies in which this Company owns over 5% of the shares, or the straight line blood relatives of the administrators with no grade limitation, and collateral within the fourth grade, and legal relatives within the second.

CHAPTER VI:

CORPORATE YEARS AND RESULTS

ARTICLE 32: CORPORATE YEAR. The corporate years shall begin on January first, and will conclude on December thirty-first of every year, except for the first corporate year, which will begin as of the incorporation date, as formalized on this deed, until December thirty-first of this year.

ARTICLE 33: PROFIT APPLICATION. The net annual profit, once the deductible concept set forth in Law have been subtracted, shall be applied as it follows:

a). At least a five percent shall be separated in order to constitute the legal reserve fund, until it reaches an amount equal to the twenty percent of the capital stock.

b). The rest will be distributed among the shareholders, proportionally to the number of their paid shares, or, if it is so agreed in the Shareholders’ Meeting, will be totally or partially taken to the contingency fund, special reserves fund and others that such organ may decide to constitute.

ARTICLE 34: FOUNDING MEMBERS. The founding members do not reserve any special participation on the profits of the Company.

ARTICLE 35: LOSSES. In the event of losses, these shall be firstly amortized with former years’ profits; secondly, will be absorbed by the reserve and foresight special funds, if any; if such funds did not exist or were not sufficient, will be reported by the capital stock in all cases. Shareholders will only be liable up to the amount of their contributions to the Company.

CHAPTER VII

DISSOLUTION AND LIQUIDATION

ARTICLE 36: CAUSES OF DISSOLUTION. The Company will dissolved in the cases set forth on fractions I, II, IV and V of article 229 two hundred and twenty-nine of the General Law of Commercial Companies or through the agreement of the General Extraordinary Shareholders’ Meeting.

ARTICLE 37: LIQUIDATION. Once the Company has been dissolved, it shall be in held for liquidation and the relevant Shareholders’ Meeting shall appoint one or more liquidators, granting them the term of their position and defining the corresponding consideration.

ARTICLE 38: PROCEDURE. The liquidators will practice the liquidation of the Company pursuant to the following bases.

a). They will conclude the pending negotiations in the way they deem convenient for the interests of the Company, collecting the credits and paying the debts. For such purposes, they are entitled to transfer the assets of the Company necessary to accomplish such objective.

b). Integrate the final balance sheet of the liquidation and subject such balance for the approval of the General Shareholders’ Meeting.

c). Once the final balance sheet of the liquidation has been approved, the liquidator will distribute the resulting liquid assets among the shareholders, proportionally to their paid shares.

ARTICLE 39: LIQUIDATION SHAREHOLDERS’ MEETINGS. During the liquidation, a Shareholders’ Meeting shall be gathered pursuant to chapter III of these by-laws, and the liquidators shall perform, in connection to it, the functions corresponding to the administration organ on the normal development of the Company.

ARTICLE 40: ROLE OF THE STATUTORY AUDITORS. The Statutory Auditor(s) shall perform, during the liquidation and in connection to the liquidator, the same function they perform on the normal development of the Company in regards to the administration organ.